Media Contact:

Mark Dowd

Instinet Group Incorporated

212 231 5331

mark.dowd@instinet.com

Investor Contact:

Lisa A. Kampf

Instinet Group Incorporated

212 231 5022

lisa.kampf@instinet.com

INSTINET GROUP SHAREHOLDERS ADOPT MERGER AGREEMENT

NEW YORK -- (BUSINESS WIRE) -- September 21, 2005 -- Instinet Group Incorporated (Nasdaq-INGP) ("Instinet Group") today announced that, with a majority vote, its shareholders adopted the merger agreement between Instinet Group and The Nasdaq Stock Market, Inc. ("NASDAQ")(NASDAQ: NDAQ) that was entered into on April 22, 2005, pursuant to which NASDAQ will acquire Instinet Group. NASDAQ will acquire all outstanding shares of Instinet Group for an aggregate purchase price of approximately $1.88 billion in cash.

Completion of the transaction is still subject to customary conditions, including regulatory approvals. Instinet Group expects that the merger will be completed during the fourth quarter of 2005 at which time each shareholder will have the right to receive approximately $5.10 per share.

About Instinet Group

Instinet Group, through affiliates, is the largest global electronic agency securities broker and has been providing investors with electronic trading solutions and execution services for more than 30 years. We operate our two major businesses through Instinet, LLC, The Institutional Broker, and Inet ATS, Inc., The electronic marketplace.

- Instinet, The Institutional Broker, gives its customers the opportunity to use its sales-trading expertise and advanced technology tools to interact with global securities markets, improve trading performance and lower overall transaction costs. Through Instinet's electronic platforms, customers can access other U.S. trading venues, including NASDAQ and the NYSE, and almost 30 securities markets throughout the world. Instinet acts solely as an agent for its customers, including institutional investors, such as mutual funds, pension funds, insurance companies and hedge funds

- INET, The electronic marketplace, represents the consolidation of the order flow of the former Instinet ECN and former Island ECN, providing its U.S. broker-dealer customers one of the largest liquidity pools in NASDAQ-listed securities.

This news release may be deemed to include forward-looking statements relating to Instinet Group. Certain important factors that could cause actual results to differ materially from those disclosed in such forward-looking statements are included in Instinet Group's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and other documents filed with the SEC and available on the Company's website at www.investor.instinetgroup.com.

©2005 Instinet Group Incorporated and its affiliated companies. All rights reserved. INSTINET and INET are service marks in the United States. Instinet, LLC, member NASD/SIPC, branded as Instinet, The Institutional Broker, Inet ATS, Inc., member NASD/NSX/SIPC, branded as INET, The electronic marketplace and Bridge Trading Company, member NASD/SIPC are subsidiaries of Instinet Group Incorporated which is a member of the Reuters family of companies.